Exhibit 99.1

Diversey, Inc.

8310 16th Street

P.O. Box 902

Sturtevant, WI 53177 USA

www.diversey.com

Release Date:	February 21, 2011

Contact:	John Matthews Senior Vice President, Corporate Affairs (262) 631-2120 tel john.matthews@diversey.com

Diversey Holdings and Diversey Announce Chairman S. Curtis Johnson will take

Leave of Absence; Helen Johnson-Leipold named Chairman

STURTEVANT, Wis.– February 21, 2011– Diversey Holdings, Inc. and Diversey, Inc. today announced their boards of directors have named Helen Johnson-Leipold as Chairman, following the notice from Chairman S. Curtis Johnson that he was resigning from the boards of directors of both companies and taking a leave of absence as chairman.

Mr. Johnson advised the boards he is taking a leave for personal reasons.

“This change in chairmanship will not affect the company’s operations or strategic direction,” Mr. Johnson said.

Ms. Johnson-Leipold is a member of the board of directors for both Diversey Holdings and Diversey. She is also Chairman of Johnson Financial Group and CEO and Chairman of Johnson Outdoors, Inc.

Diversey Holdings, Inc. and Diversey, Inc. are separate entities with the same board of directors.

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About Diversey

Diversey, Inc. is committed to a cleaner, healthier future. Its products, systems and expertise make food, drink and facilities safer and more hygienic for consumers and for building occupants. With sales into more than 175 countries, Diversey is a leading global provider of commercial cleaning, sanitation and hygiene solutions. The company serves customers in the building management, lodging, food service, retail, health care, and food and beverage sectors. Diversey is headquartered in Sturtevant, Wisconsin, USA. Diversey, Inc. is formerly JohnsonDiversey, Inc. To learn more, visit www.diversey.com.